Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

fuboTV Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$3,135,462,847.47 (i)(ii)(iii)	0.00015310	$480,040 (iv)
Fees Previously Paid	—		—
Total Transaction Valuation	$3,135,462,847.47
Total Fees Due for Filing			$480,040
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$480,040

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Business Combination Agreement, dated as of January 6, 2025 (the “Business Combination Agreement”), among The Walt Disney Company, a Delaware corporation (“Parent”), Hulu, LLC, a Delaware limited liability company (“Hulu”), and fuboTV Inc., a Florida corporation (“Fubo”).

(i)	Title of each class of securities to which the transaction applies: Class B Common Stock, par value $0.0001 per share, of Fubo (“Class B Common Stock”) to be issued in the Fubo Issuance.

(ii)
Aggregate number of securities to which the transaction applies: Solely for the purpose of calculating the filing fee in accordance with Exchange Act Rule 0-11, 933,868,309 shares of Class B Common Stock, the estimated number of shares representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis) following the consummation of the Fubo Issuance (such number of shares, the “Hulu Class B Share Count”), based on, as of July 22, 2025, 342,392,531 issued and outstanding shares of Fubo’s common stock, 16,593,966 shares of Fubo’s common stock issuable pursuant to the exercise of outstanding Fubo Options, 33,341,900 shares of Fubo’s common stock issuable pursuant to the settlement of outstanding Fubo Restricted Stock Units and 7,900,878 shares of Fubo’s common stock issuable pursuant to the settlement of outstanding Fubo Performance Stock Units.

(iii)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the product of the Hulu Class B Share Count multiplied by $3.3575, the average of the high and low trading prices of Fubo’s common stock on the NYSE on July 22, 2025 (such product, the “Total Consideration”).

(iv)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00015310.